EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of Wonder International Education & Investment Group Corporation for the years ended December 31, 2009 and December 31, 2008 which is included in a filing of that company on Form S-1/A.

/s/ Robert G. Jeffrey
Robert G. Jeffrey

Wayne, New Jersey 07470
December 17, 2010